Exhibit 10.3

MONTAUK RENEWABLES, INC.

NOTICE OF GRANT OF NONQUALIFIED STOCK OPTION

(Employees)

Montauk Renewables, Inc. (the “Company”) hereby grants to Optionee an Option Right (the “Option”) to purchase the number of shares of Common Stock set forth below under the Montauk Renewables, Inc. Equity and Incentive Compensation Plan (the “Plan”). The Option is subject to all of the terms and conditions in this Notice of Grant of Nonqualified Stock Option (this “Grant Notice”), in the Nonqualified Stock Option Agreement attached hereto (the “Agreement”) and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, as applicable, and the Plan and Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistences between this Grant Notice or Agreement and the Plan, the terms of the Plan shall govern.

Optionee:	[Name]

Type of Grant:	Nonqualified Stock Option

Date of Grant:	[Grant Date]

Number of Shares Subject to the Option:	[#]

Option Price (per share):	$[#]

Vesting Schedule:

Subject to the conditions set forth in the Agreement, including but not limited to Optionee’s continuous employment with the Company or a Subsidiary until the applicable vesting date, [100% of the Option shall vest and become exercisable on the first anniversary of the Date of Grant.]

MONTAUK RENEWABLES, INC.

Nonqualified Stock Option Agreement

Montauk Renewables, Inc. (the “Company”) has granted, pursuant to the Montauk Renewables, Inc. Equity and Incentive Compensation Plan (the “Plan”), to the Optionee named in the Notice of Grant of Nonqualified Stock Option (the “Grant Notice”) to which this Nonqualified Stock Option Agreement is attached (together with the Grant Notice, this “Agreement”) an Option Right (the “Option”) to purchase shares of Common Stock as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1. Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.

2. Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to Optionee, as of the Date of Grant, an Option to purchase the number of shares of Common Stock set forth in the Grant Notice at the Option Price specified therein. The Option Price represents at least the Market Value per Share on the Date of Grant. The Option is intended to be a nonqualified stock option.

3. Vesting of Option.

(a) Except as otherwise provided herein, the Option shall vest and become exercisable (“Vest,” or “Vested”) as set forth in the Grant Notice if Optionee remains in the continuous employment of the Company or a Subsidiary in accordance with the Vesting Schedule (the period from the Date of Grant until such date, the “Vesting Period”). Any portion of the Option that does not become Vested will be forfeited, including, except as provided in Section 3(b) below, if Optionee ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of Optionee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b) Notwithstanding Section 3(a) above, the Option shall become Vested upon the occurrence of any of the following events in the following manner:

(i) if at any time before the end of the Vesting Period (or forfeiture of the Option), and while Optionee is continuously employed by the Company or a Subsidiary, Optionee’s employment terminates due to Optionee’s Retirement, then a pro-rated portion of the Option will become Vested on such date based on the number of full calendar months in the Vesting Period that Optionee was employed prior to the Retirement.

(ii) if at any time before the end of the Vesting Period (or forfeiture of the Option), and while Optionee is continuously employed by the Company or a

Subsidiary, Optionee’s employment is terminated by the Company or a Subsidiary without Cause, the Option will Vest in full.

(iii) if at any time before the end of the Vesting Period (or forfeiture of the Option), and while Optionee is continuously employed by the Company or a Subsidiary, Optionee’s employment is terminated due to death or Disability (as defined below), the Option will Vest in full.

(iv) if at any time before the end of the Vesting Period (or forfeiture of the Option), and while Optionee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the Option will Vest in full (except to the extent that a Replacement Award is provided to Optionee in accordance with Section 3(c) to continue, replace or assume the Option covered by this Agreement (the “Replaced Award”)) immediately prior to (and contingent upon) the Change in Control.

For purposes of this Agreement, a “Replacement Award” means an award (A) of an option to purchase publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (B) that has a value at the time of grant or adjustment at least equal to the value of the Replaced Award, (C) if Optionee is subject to U.S. federal income tax under the Code, the tax consequences of which to such Optionee under the Code are not less favorable to such Optionee than the tax consequences of the Replaced Award, and (D) the other terms and conditions of which are not less favorable to Optionee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this paragraph are satisfied will be made by the Board or the Committee, as constituted immediately before the Change in Control, in its sole discretion.

If, after receiving a Replacement Award, Optionee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause during the remaining vesting period for the Replacement Award, the Replacement Award shall Vest upon such termination.

4. Right To Exercise; Termination of the Option. Any portion of the Option that becomes Vested in accordance with Section 3 shall remain exercisable until (and shall terminate on) the earliest of the following dates:

(a) Three months after termination of Optionee’s employment, unless such termination of employment (i) is a result of a termination for Cause; (ii) is a result of Optionee’s Retirement as described in Section 3(b)(i); (iii) is a result of a termination of Optionee’s employment by the Company or a Subsidiary without Cause as described in Section 3(b)(ii); (iv) is a result of Optionee’s death or Disability as described in Section 3(b)(iii); or (v) is a result of a termination of Optionee’s employment by the Company, Subsidiary, or Successor without Cause after a Change in Control as described in Section 3(b)(iv);

(b) One (1) year after termination of Optionee’s employment: (1) due to Optionee’s Retirement as described in Section 3(b)(i); (2) by the Company or a Subsidiary without Cause as described in Section 3(b)(ii); (3) due to death or Disability as described in Section 3(b)(iii); or (4) by the Company, Subsidiary, or Successor without Cause after a Change in Control as described in Section 3(b)(iv);

(c) The date of termination of Optionee’s employment by the Company or any Subsidiary for Cause; or

(d) Ten (10) years from the Date of Grant.

For the avoidance of doubt, any portion of the Option that remains outstanding, whether or not Vested, will terminate immediately on the tenth anniversary of the Date of Grant.

5. Exercise and Payment of Option. To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Stock by Optionee giving written notice to the Company at its principal office specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Price for such Common Stock. Payment of the Option Price by Optionee shall be (a) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (b) by the actual or constructive transfer to the Company of Common Stock owned by Optionee having a value at the time of exercise equal to the total Option Price, (c) by a combination of such methods of payment, or (d) by such other methods as may be approved by the Board or the Committee.

6. Transferability, Binding Effect. Subject to Section 15 of the Plan, the Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and in no event shall the Option be transferred for value.

7. Certain Definitions.

(a) “Cause” shall mean “Cause” (or a term of substantively similar meaning) as defined in an individual employment agreement then in effect between Optionee and the Company or any Subsidiary (an “Employment Agreement”) or as set forth in an executive severance plan in which Optionee participates, if any in each case, or, if Optionee does not then have an effective Employment Agreement or participate in such an executive severance plan (or such Employment Agreement or plan does not define “Cause”), then (i) Optionee’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (ii) Optionee’s willful misconduct in the performance of Optionee’s duties to the Company or its Subsidiaries and failure to cure such breach within thirty (30) days following written notice thereof from the Company; (iii) Optionee’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty (30) days following written notice thereof from the Board; or (iv) Optionee’s willful breach of fiduciary duty to the Company or its Subsidiaries. Any failure by the Company or a Subsidiary to notify Optionee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

(b) “Disability” (or similar terms) shall mean a circumstance in which Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months and otherwise satisfies the requirements to be disabled under Section 409A of the Code.

(c) “Retirement” means Optionee’s termination of employment after attaining age 60 with at least ten (10) years of continuous employment or service with the Company or a Subsidiary.

8. No Dividend Equivalents. Optionee shall not be entitled to dividend equivalents with respect to the Option or the Common Stock underlying the Option until such Common Stock is issued after the exercise of the Option (or portion thereof).

9. Adjustments. The number of shares of Common Stock issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

10. Taxes and Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made to or benefit realized by Optionee or other person under the Option, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Optionee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Optionee with respect to any payment provided to Optionee hereunder, and Optionee shall be responsible for any taxes imposed on Optionee with respect to any such payment.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law. The Option shall not be exercisable if such exercise would involve a violation of any law.

12. Restricted Activity. Optionee’s entitlement to the Option is expressly conditioned upon the Optionee’s covenants regarding intellectual property, confidentiality, not to compete and not to solicit as provided herein. In its sole discretion, the Committee or its delegatee may amend or waive the provisions of this Section 12, in whole or in part, to the extent necessary or advisable to comply with applicable laws, as determined by the Committee (or its delegatee). In consideration of the Company’s grant of the Option to the Optionee, the Optionee agrees to comply with the limitations set forth in this Section 12.

(a) Ownership and Protection of Intellectual Property and Confidential Information.

(i) Optionee acknowledges and agrees that all information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Optionee, individually or in conjunction with others, during Optionee’s employment by the Company or any of its Affiliates, both during and after Optionee’s employment with the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information, and all writings or materials of any type embodying any of such items (collectively, “Work Product”), are the sole and exclusive property of the Company or a Company Affiliate, as the case may be, and shall be treated as “work for hire.” Optionee does hereby assign to the Company all right, title, and interest that Optionee has in any Work Product to the Company. It is recognized that Optionee is an experienced employee in the business of the Company and its Affiliates and through his or her work in the industry acquired and retains knowledge, contacts, and information which are not bound by this paragraph.

(ii) Optionee shall promptly and fully disclose, in writing, all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the term of the Optionee’s employment) to establish, confirm and protect the Company’s and/or its Affiliates’ right, title and interest in such Work Product. Without limiting the generality of the foregoing, the Optionee agrees to assist the Company, at the Company’s expense, to secure the Company’s and its Affiliates’ rights in the Work Product in any and all countries, including the execution by the Optionee of all applications and all other instruments and documents which the Company and/or its Affiliates shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and/or its Affiliates the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of the Optionee’s mental or physical incapacity or for any other reason (including the Optionee’s refusal to do so after request therefor is made by the Company) to secure the Optionee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company and/or its Affiliates pursuant to paragraph (a)(i) above, then the Optionee by this Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as the Optionee’s agent and attorney-in-fact to act for and in the Optionee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by the Optionee. Optionee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company or any of its Affiliates.

(iii) Optionee acknowledges that the businesses of the Company and its Affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and/or its Affiliates use in their business to obtain a competitive advantage over their competitors. Optionee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its Affiliates in maintaining their competitive position. Optionee acknowledges that by reason of the Optionee’s duties to, and association with, the Company and its Affiliates, the Optionee has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of the Company and its Affiliates. Optionee hereby agrees that the Optionee will not, at any time during or after his or her employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its Affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Optionee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (A) it is required by law or by a court of competent jurisdiction or (B) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which the Optionee’s legal rights and obligations as an employee under this Agreement are at issue; provided, however, that the Optionee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his or her intent to disclose any such confidential business information in such context so as to allow the Company or its Affiliates an opportunity (which the Optionee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company and its Affiliates would not be considered confidential to the Company and its Affiliates.

(iv) Optionee shall promptly deliver to the Company all written materials, records, and other documents made by, or coming into the possession of, the Optionee during the period of the Optionee’s employment by the Company which contain or disclose confidential business information or trade secrets of the Company or its Affiliates, or which relate to the Optionee’s Work Product described in paragraph (a)(i) above, which shall be and remain the property of the Company, or its Affiliates, as the case may be. Upon termination of the Optionee’s employment for any reason, the Optionee shall promptly deliver the same, and all copies thereof, to the Company.

(v) The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b) Covenant Not To Compete.

(i) In the event the Optionee breaches his or her obligations to the Company as provided herein, the Company shall have no obligations to the Optionee with respect to the Option, and this Agreement and the Option subject thereto shall be null and void.

(ii) In consideration for the Company’s grant of the Option to Optionee, Optionee agrees that, during Optionee’s employment with the Company or a Subsidiary and for a period of one year following the date of termination of Optionee’s employment with the Company and its Subsidiaries (the “Non-Compete Period”), he or she will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or any of its Affiliates engages in or is planning to engage in during the term of the Optionee’s employment with the Company or any Affiliate of the Company, as evidenced by the books and records of the Company or its Affiliates, including but not limited to, owning and operating renewable natural gas and electric operations and facilities (the “Business”). Such restriction shall cover the Optionee’s activities anywhere in the contiguous United States or within a 100-mile radius of any and all Company location(s) in, to, or for which the Optionee worked, or to which the Optionee was assigned or had any responsibility (either direct or supervisory) as of the date of termination of Optionee’s employment and at any time during the two (2) year period prior to such date.

(iii) During the Non-Compete Period, the Optionee will not solicit or induce any person who is or was employed by any of the Company or its Affiliates at any time during such term or period (A) to interfere with the activities or businesses of the Company or any of its Affiliates or (B) to discontinue his or her employment with the Company or any of its Affiliates.

(iv) During the Non-Compete Period, the Optionee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company or any of its Affiliates to divert their business to any competitor of the Company or any of its Affiliates or in any way interfere with the relationship between any such customer, distributor or supplier and the Company and/or any of its Affiliates (including, without limitation, making any negative statements or communications about the Company and its Affiliates). During such Non-Compete Period, the Optionee will not, directly or indirectly, acquire or attempt to acquire any business in the contiguous United States to which the Company or any of its Affiliates, prior to the Optionee’s date of termination of employment, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its Affiliates, or has planned, discussed or contemplated making such an acquisition proposal (such business, an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its Affiliates.

(v) Optionee understands that the provisions of this Section 12(b) may limit his or her ability to earn a livelihood in a business in which he or she is involved, but as a member of the management group of the Company and its Affiliates he or she nevertheless agrees and hereby acknowledges that: (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any its Affiliates; (B) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (C) the consideration provided hereunder, including without limitation, the grant of the Option, is sufficient to compensate the Optionee for the restrictions contained in this Section 12(b). In consideration of the foregoing and in light of the Optionee’s education, skills and abilities, the Optionee agrees that Optionee will not assert that, and it should not be considered that, any provisions of this Section 12(b) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(vi) If, at the time of enforcement of Sections 12(a) or (b) of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Optionee acknowledges that he or she has access to the Company’s and its Affiliates’ confidential business information. Optionee therefore agrees that the remedy at law for any breach by him or her of any of the covenants and agreements set forth in Sections 12(a) or (b) will be inadequate and that in the event of any such breach, the Company and its Affiliates may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting the Optionee (together with all those persons associated with him or her) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of a breach or violation by the Optionee of this Section 12(b), the Non-Compete Period set forth in this paragraph shall be tolled until such breach or violation has been cured.

(vii) Each of the covenants of Sections 12(a) and (b) are given by the Optionee as part of the consideration for the grant of the Option to Optionee under this Agreement and as an inducement to the Company to grant such award and accept the obligations thereunder.

(viii) Notwithstanding the foregoing, nothing in this Section 12(b) shall apply to residents of California.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents Optionee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Optionee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

13. No Right to Future Awards or Employment. The Option award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The Option award and any related payments made to

Optionee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement will confer upon Optionee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate Optionee’s employment or adjust the compensation of Optionee.

14. Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

15. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect Optionee’s rights with respect to the Option without Optionee’s consent, and Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.

16. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17. Relation to Plan. The Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Optionee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).

18. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

20. Successors and Assigns. Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

21. Acknowledgement. Optionee acknowledges that Optionee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

MONTAUK RENEWABLES, INC.

By:

Name:
Title:
Date:

Optionee Acknowledgment and Acceptance

By:

Print Name:
Date: